Exhibit 5.3

To	Allen & Overy LLP
Apollolaan 15
ProQR Therapeutics N.V.	1077 AB Amsterdam The Netherlands
Zernikedreef 9
2333 CK Leiden	PO Box 75440
The Netherlands	1070 AK Amsterdam The Netherlands

Tel +31 20 674 1000
Fax +31 20 674 1111

Amsterdam,	7 November 2018
Subject	5.3 Dutch legal opinion
Our ref	0117407-0000001 AMCO:10351460.2

Dear Sirs, Madam,

1.                                      We have acted as legal counsel to you, ProQR Therapeutics N.V, a public limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands, with its corporate seat in Leiden (the Netherlands) (the Company) on matters of Dutch law in connection with your filing of a registration statement on Form F-3 (the Registration Statement) with the U.S. Securities Exchange Commission (the SEC) in connection with the sale for a consideration of up to USD 75,000,000 of ordinary shares, with a nominal value of EUR 0,04 each, in the Company’s share capital (the Future Shares), to be issued after the date hereof to H.C. Wainwright & Co., LLC pursuant to a prospectus included in the Registration Statement under a sales agreement between the Company and H.C. Wainwright & Co., LLC (the Sales Agreement).

This legal opinion is rendered to you in order to be filed as an exhibit to the Registration Statement.

2.                                      We have examined and relied upon the following documents in rendering this legal opinion:

(a)                                 a draft of the Registration Statement dated 7 November 2018;

(b)                                 a pdf copy of the executed Sales Agreement;

(c)                                  an electronic copy of the registration of the Company in the trade register of the Chamber of Commerce (Trade Register, Handelsregister) dated 7 November 2018, and confirmed to us by telephone by the Trade Register to be correct on 7 November 2018 (the Excerpt);

(d)                                 a pdf copy of the written resolution of the Company’s supervisory board (the Supervisory Board) dated 7 November 2018 (the Supervisory Board Resolution);

(e)                                  a pdf copy of the written resolution of the Management Board dated 7 November 2018 (the  Management Board Resolution);

(f)                                   a pdf copy of the internal rules for the Management Board adopted by the Management Board on 23 September 2014 (the Management Board Rules);

Allen & Overy LLP is a limited liability partnership registered in England and Wales with registered number OC306763. It is authorised and regulated by the Solicitors Regulation Authority of England and Wales. The term partner is used to refer to a member of Allen & Overy LLP or an employee or consultant with equivalent standing and qualifications. A list of the members of Allen & Overy LLP and of the non-members who are designated as partners is open to inspection at its registered office, One Bishops Square, London E1 6AD.

Allen & Overy LLP or an affiliated undertaking has an office in each of: Abu Dhabi, Amsterdam, Antwerp, Athens, Bangkok, Beijing, Belfast, Bratislava, Brussels, Bucharest (associated office), Budapest, Casablanca, Doha, Dubai, Düsseldorf, Frankfurt, Hamburg, Hanoi, Ho Chi Minh City, Hong Kong, Istanbul, Jakarta (associated office), London, Luxembourg, Madrid, Mannheim, Milan, Moscow, Munich, New York, Paris, Perth, Prague, Riyadh (associated office), Rome, São Paulo, Shanghai, Singapore, Sydney, Tokyo, Warsaw and Washington, D.C. and Yangon.

(g)                                  a pdf copy of the internal rules for the Supervisory Board adopted by the Supervisory Board on 23 September 2014 (the Supervisory Board Rules);

(h)                                 a pdf copy of the recent articles of association (statuten) of the Company dated 27 February 2018 (the Articles of Association);

(i)                                     a pdf copy of the deed of incorporation (akte van oprichting) of the Company (the Deed of Incorporation), as executed by a civil-law notary on 21 February 2012;

(j)                                    a pdf copy of the deed of conversion and amendment to the articles of association of the Company, pursuant to which deed the Company converted from a B.V. to a N.V. (the Deed of Conversion); and

(k)                                 a copy of the Company’s shareholders’ register within the meaning of Article 2:85 of the Dutch Civil Code (the Shareholders’ Register).

The documents (d) and (e) are collectively referred to as the Resolutions.

Unless explicitly stated in this legal opinion, we have not examined any other agreement, deed or document entered into by or affecting the Company or any other corporate records of the Company and have not made any other inquiry concerning it.

3.                                      We assume:

(a)                                 the genuineness of all signatures on the documents referred to in paragraph 1 above;

(b)                                 the authenticity and completeness of all documents submitted to us as originals and the completeness and conformity to originals of all documents submitted to us as copies or by electronic means;

(c)                                  that the Registration Statement has been or shall be filed with the SEC, and shall become effective, in the form referred to in this legal opinion;

(d)                                 (i) that the Management Board Rules and the Supervisory Board Rules are the regulations as in force on the date hereof; and (ii) the Articles of Association of the Company are its articles of association (statuten) currently in force. Although not constituting conclusive evidence thereof, the Extract supports item (ii) of this assumption;

(e)                                  that at the time of issue of the Future Shares, the Company has not been dissolved (ontbonden), granted a moratorium (surseance verleend) or declared bankrupt (failliet verklaard) (although not constituting conclusive evidence thereof, this assumption is supported by (a) the contents of the Excerpt, (b) an online search in the central insolvency register on 11 September 2018 and (c) information obtained by telephone on 11 September 2018 from the insolvency office (afdeling insolventie) of the court in The Hague, the Netherlands);

(f)                                   that the Deed of Incorporation is a valid notarial deed (authentieke akte), the contents thereof complied with the statutory requirements at the date of incorporation and there were no defects in the incorporation of the Company (not appearing on the face of the Deed of Incorporation) on the basis of which a court might dissolve the Company or deem it never to have existed;

(g)                                  that the Deed of Conversion is a valid notarial deed (authentieke akte), the contents thereof complied with the statutory requirements at the date of conversion and there were no defects in the conversion of the Company from a B.V. into a N.V. (not appearing on the face of the Deed of Conversion) on the basis of which a court might nullify the conversion of the Company;

(h)                                 the Resolutions, including any power of attorney therein have not been and will not be annulled, modified, revoked or rescinded and are in full force and effect as at the date hereof and that the Resolutions have been made with due observance of the statutory requirements and the provisions of the Articles of Association relating to the convening of meetings and the making of resolutions (although not constituting conclusive evidence thereof, failure to observe such provisions is not apparent on the face thereof) and that each factual confirmation and statement in the Resolutions (including any confirmation or statement on conflict of interest (tegenstrijdig belang)) is correct;

(i)                                     that at the time of issue of the Future Shares, the Company will have taken all necessary corporate action required by (i) the Company’s articles of association; and (ii) applicable laws of the Netherlands, to (a) issue of the Future Shares and (b) exclude any pre-emption rights with respect to such issuance;

(j)                                    that at the time of issue of the Future Shares, the authorised share capital of the Company will allow such issue of Future Shares (or the granting of any rights to subscribe for such Future Shares);

(k)                                 that at the time of issue of the Future Shares, the Future Shares will be issued in the form and manner required by applicable law, the Company’s articles of association and its other internal rules and regulations at the time of issue, and otherwise offered to, issued to and accepted by their subscribers in accordance with all applicable laws (including, for the avoidance of doubt, Dutch law);

(l)                                     that at the time of issue of the Future Shares, the Future Shares will be paid for with due observance of the relevant formalities under all applicable laws (including, for the avoidance of doubt, Dutch law);

(m)                             none of the opinions stated in this opinion letter will be affected by any foreign law; and

(n)                                 that the documents referred to in paragraph 1 above were at their date (where applicable), and have through the date hereof remained, valid, accurate and in full force and effect.

4.                                      This legal opinion is limited to the laws of the Netherlands currently in force (unpublished case law not included), excluding tax law (except as specifically referred to herein), the laws of the EU (insofar as not implemented in Dutch law or directly applicable in the Netherlands), market abuse laws and competition or procurement laws.

No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes of Dutch law subsequent to the date hereof.

We express no opinion as to matters of fact in this legal opinion. We assume that there are no facts not disclosed to us, which could affect the conclusions in this legal opinion.

Our willingness to render this opinion letter is based on the condition that you accept and agree that (i) the competent courts at Amsterdam, the Netherlands have exclusive jurisdiction to settle any issues of interpretation or liability arising out of or in connection with this opinion letter, (ii) all matters related to the legal relationship between yourself and Allen & Overy LLP and all individuals associated with Allen & Overy LLP, including the above submission to jurisdiction, are governed by

Dutch law and the general terms and conditions of Allen & Overy LLP, (iii) any liability arising out of or in connection with this opinion letter shall be limited to the amount which is paid out under the insurance policy of Allen & Overy LLP in the matter concerned and (iv) no person other than Allen & Overy LLP may be held liable in connection with this legal opinion.

This legal opinion is strictly limited to the matters stated in it and does not relate to any other agreement or matter and may not be read as extending by implication to any matters not specifically referred to. Nothing in this opinion should be taken as expressing an opinion in respect of any representation, warranty or other statement or other information as to factual matters contained in any document referred to herein or examined in connection with this opinion except as expressly confirmed herein.

5.                                      Based on the foregoing and subject to the qualifications set out below, we are of the opinion that:

(a)                                 Future Shares: When issued, the Future Shares will have been validly issued, will have been fully paid and will be non-assessable.

6.                                      This legal opinion is subject to the following qualifications:

(a)                                 The opinions expressed in this legal opinion may be affected or limited by (i) the general defences available to obligors under Netherlands law in respect of the validity and enforceability of agreements; and (ii) the provisions of any applicable bankruptcy (faillissement), insolvency, moratorium (surseance van betaling), fraudulent conveyance (Actio Pauliana), reorganisation and other or similar laws of general application now or hereafter in effect, relating to or affecting the enforcement or protection of creditors’ rights.

(b)                                 As used in the opinions in paragraph 4 of this opinion letter, the term “non-assessable” — which term has no equivalent in Dutch — means that a holder of a share will not by reason of merely being such a holder, be subject to assessment or calls by the Company or its creditors for further payment on such share.

(c)                                  Under Dutch law, each power of attorney (volmacht) or mandate (lastgeving), whether or not irrevocable, granted by the Company will terminate by force of law and without notice, upon bankruptcy of the Company. To the extent that the appointment by the Company of a process agent would be deemed to constitute a power of attorney or a mandate, this qualification would apply.

(d)                                 This opinion letter does not purport to express any opinion or view on the operational rules and procedures of any clearing or settlement system or agency.

7.                                      In this opinion, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not always be identical to the concepts described by the English terms as such terms may be understood under the laws of other jurisdictions. This legal opinion is given on the express basis, accepted by each person who is entitled to rely on it, that this legal opinion and all rights, obligations or liability in relation to it are governed by Dutch law.

8.                                      This legal opinion is given exclusively in connection with our representation of the Company and for no other purpose.

9.                                      Notwithstanding the previous sentence, this opinion may be disclosed, quoted, or referred to without our written express consent (i) if such disclosure, quotation or reference without our written consent is  required by law, court order or any competent regulatory authority, provided that you shall notify us immediately or as soon as otherwise possible after such disclosure, quotation or reference or (ii) to the extent that such disclosure, quotation or reference is required (a) to any of your insurers in respect of any claim or potential claim against you or (b) for evidence in court or similar proceedings in which you are a defendant, provided, in each of the events referred to in (a) and (b), that you shall notify us prior to any such disclosure, reference or quotation being made.

10.                               We consent to the filing of this opinion letter as an exhibit to the Registration Statement and also consent to the reference to Allen & Overy LLP in the Registration Statement under the caption “Legal Matters”.

Yours faithfully,

/s/ Allen & Overy LLP
Allen & Overy LLP